Exhibit 99.2

Dana Announces Tender Cap Increase and Expiration of Early Tender Time for 2021 Notes

MAUMEE, Ohio, April 4, 2017/PRNewswire/ – Dana Incorporated (NYSE: DAN) (“Dana”) today announced that it has increased from $75 million to $100 million (as so increased, the “Tender Cap”) the aggregate principal amount of its 5.375% Senior Notes due 2021 (the “Notes”) it has offered to purchase pursuant to the tender offer previously announced by Dana on March 21, 2017 (the “Offer”). Except as described in this news release, all other terms, provisions and conditions of the Offer will remain in full force and effect. Such terms, provisions and conditions are set forth in Dana’s Offer to Purchase, dated March 21, 2017, and the related letter of transmittal, copies of which were previously distributed to eligible holders of the Notes (“Holders”).

Dana also announced that it has decided to exercise its right to accept for early purchase those Notes tendered in the Offer at or prior to 5:00 p.m., New York City time, on April 3, 2017 (the “Early Tender Time”) and expects the early settlement to occur on April 4, 2017. As of the Early Tender Time, Dana had been advised by D.F. King & Co., Inc., as the tender agent and information agent for the Offer, that Holders of $170,728,000 aggregate principal amount of the outstanding Notes had validly tendered their Notes pursuant to the Offer. Because the aggregate principal amount of Notes tendered pursuant to the Offer at the Early Tender Time exceeded the Tender Cap, no Notes tendered after the Early Tender Time, but at or before 12:00 midnight, New York City time, on April 17, 2017, the expiration time of the Offer, will be accepted for payment unless Dana decides, in its sole discretion, to further increase the Tender Cap. The amount of Notes accepted for purchase by each tendering Holder will be determined by multiplying each Holder’s tender of the Notes by the proration factor, and rounding the product down to the nearest $1,000. The proration factor for the Offer will be approximately 58.637%.

Citigroup Global Markets Inc. (“Citi”) is acting as sole dealer manager for the Offer. For additional information regarding the terms of the Offer, please contact Citi at (800) 558-3745 (U.S. toll-free) or (212) 723-6106. Requests for documents may be directed to D.F. King & Co., Inc., which is acting as the tender and information agent for the Offer, at (866) 745-0268 (toll-free), (212) 269-5550 (collect for Banks and Brokers) or via email at dan@dfking.com.

None of Dana, the dealer manager or the tender and information agent make any recommendations as to whether Holders should tender their Notes pursuant to the Offer, and no one has been authorized by any of them to make such recommendations. Holders must make their own decisions as to whether to tender their Notes, and, if so, the principal amount of Notes to tender.

This news release does not constitute an offer to purchase or a solicitation of an offer to sell Notes or other securities, nor shall there be any purchase of Notes in any state or jurisdiction in which such offer, solicitation or purchase would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The Offer is being made solely through the Offer to Purchase dated March 21, 2017. This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such offering, solicitation or sale would be unlawful. Any offer of concurrently offered securities will be made only by means of an offering memorandum, prospectus and/or prospectus supplement.

Forward-Looking Statements

Certain information contained in this news release are, by their nature, forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” “feels,” “strives,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “strategy,” “goal,” “aspiration,” “outcome,” “remain,” “maintain,” “trend,” “objective,” similar expressions, and variations or negatives of these words. These forward-looking statements, including the expected settlement for Notes tendered on or prior to the Early Tender Time, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

Dana’s Annual Report on Form 10-K, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss important risk factors that could affect our business, results of operations and financial condition. The forward-looking statements in this news release speak only as of this date. Dana does not undertake any obligation to revise or update publicly any forward-looking statement for any reason.

About Dana Incorporated

Dana is a world leader in highly engineered solutions for improving the efficiency, performance, and sustainability of powered vehicles and machinery. Dana supports the passenger vehicle, commercial truck, and off-highway markets, as well as industrial and stationary equipment applications. Founded in 1904, Dana employs approximately 27,000 people in 34 countries on six continents who are committed to delivering long-term value to customers. The company reported sales of more than $5.8 billion in 2016. Forbes Magazine has again selected Dana as one of America’s 100 Most Trustworthy Companies. Based in Maumee, Ohio, the company’s operations were selected as a 2017 “Top Workplace” in Northwest Ohio and Southeast Michigan by The (Toledo) Blade. For more information, please visit dana.com. Information on or accessible through our website does not constitute part of this release.

Investor Contact	Media Contact
Craig Barber	Jeff Cole
419.887.5166	419.887.3535
craig.barber@dana.com	jeff.cole@dana.com